Exhibit 2.2(b){PRIVATE }
          The Security  represented by  this Promissory  Note has  not
(i) been registered pursuant to the Securities Act of 1933, as amended (the "Act"), or any state securities law or (ii) qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This Note may not be sold, transferred or otherwise disposed of (in whole or in part) unless the same is registered and qualified in accordance with the Act, the Trust Indenture Act and any applicable state securities law, or it is established to the reasonable satisfaction of the Maker (as defined below) that such registrations and qualifications are not required.
          Payment of the indebtedness  represented by this  Promissory
Note is subject to certain  restrictions imposed by the  Subordination
Agreement dated                among ECB, Inc., Handex Corporation and
SouthTrust Bank of Alabama, N.A.
                                PROMISSORY NOTE

Date of Issuance:            , 199      $3,700,000.00

     FOR VALUE RECEIVED, ECB, INC., a Florida corporation (the "Maker"), hereby promises to pay to the order of HANDEX CORPORATION, a Delaware corporation ("Holder"), at 500 Campus Drive, Morganville, NJ 07751, or such other place as the Holder shall hereafter specify in writing, the principal amount of Three Million Seven Hundred Thousand Dollars ($3,700,000.00), as such may be adjusted in accordance with the terms hereof, together with interest thereon calculated from the date hereof in accordance with the provisions of this Note.
     This Note is issued pursuant to that certain Stock Purchase Agreement, dated of even date herewith, by and between the Company and Holder (the "Purchase Agreement"), and is secured by the Pledge Agreement, Corporate Guaranty and Pledge Agreement and Nonrecourse Individual Guaranty and Pledge Agreement contemplated thereby and as defined therein. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in Exhibit A attached hereto. The holder of this Note and the Maker are entitled to the benefits of the Purchase Agreement and Loan Documents and may exercise the remedies provided for hereby or thereby or otherwise available in respect of this Note.
     1.   Payments of Principal and Interest.
          -----------------------------------
          1.1  Payment of Interest.  Interest (computed  on the basis of a  360-
day year and the actual number of days elapsed) shall accrue from the date hereof on the unpaid principal balance from time to time outstanding at a rate per annum equal to six percent (6%). Interest for the period ending December 31, 1997 shall not be payable in cash, but shall accrue and be added to the principal amount hereof. Thereafter, interest shall be paid quarterly in arrears, commencing March 31, 1998, and thereafter on the last day of each March, June, September and December until the entire unpaid principal balance is paid in full. In the event any payment of principal or interest is not made when due, such unpaid amount shall thereafter accrue interest at a rate per annum which is equal to the greater of eight percent (8%) or the prime or base rate announced by SouthTrust Bank of Alabama, N.A. ("SouthTrust") or its successor from time to time, changing when and as such prime or base rate changes.

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          1.2  Payment of Principal.  The principal amount of this Note shall be paid in four (4) annual installments, commencing April 30, 1999 (the "Annual Principal Payment"). Each Annual Principal Payment shall be in an amount equal to twenty-five percent (25%) of Maker's Free Cash Flow for its fiscal year
ending on the  preceding December 31.   For purposes  of this  Note, "Free  Cash
Flow" shall mean Maker's consolidated earnings before interest, depreciation and amortization less (i) incremental increases in working capital, (ii) cash
interest  expense  on   all  Debt  for   borrowed  money,  and   (iii) scheduled
amortization of the principal of all Debt for borrowed money, all as determined from the annual audited financial statements required by Section 5.5 below. Notwithstanding the foregoing, each Annual Principal Payment shall be, at a minimum, in an amount equal to the following:
          April 30, 1999 -    $250,000
          April 30, 2000 -    $500,000
          April 30, 2001 -    $750,000
          April 30, 2002 -    $2,200,000 plus interest for                 Year
1 added to principal
          1.3 Adjustment of Principal Amount. The original principal amount of the Note as adjusted pursuant to Section 1.1 above shall also be adjusted in accordance with Adjustment Amount as provided for by the Purchase Agreement. Any such adjustment shall be made to the final installment of principal due hereunder. Upon determination of the final amount of any such adjustment this Note shall be surrendered and exchanged for an identical Note except for the new principal amount payable thereunder.
          1.4 Time of Payment. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or a bank or legal holiday under the laws of the State of Florida, such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in computing interest in connection with such payment.
          1.5 Optional Prepayment. The Maker may prepay this Note at any time in whole or in part without penalty or premium. Any such prepayment shall first be applied to accrued but unpaid interest, with the remainder to be applied to unpaid installments of principal in the reverse order of maturity.
          1.6  Mandatory Prepayment.   The  Maker shall  prepay the  outstanding
principal amount and all accrued but unpaid interest on this Note in full upon the occurrence of a Qualifying Public Offering.
          1.7 Set-Off. Holder acknowledges that payments of principal (but not interest) due hereunder are subject to the rights of set-off provided to Maker under the terms of the Purchase Agreement.
          1.8 Waiver. The Makers hereby waives demand, presentment, protest and notice of dishonor of this Note.
          2.   Security.
          2.1 Maker. This Note is secured by Maker pursuant to the Pledge Agreement.
          2.2  Corporate  Guarantors.    This  Note  is  jointly  and  severally
guaranteed by each of the Acquired Companies (as defined in the Purchase Agreement) in accordance with the Corporate Guaranty and Pledge Agreement.
          2.3 Individual Guarantors. This Note is guaranteed by Messrs. George Bannon, Roger Eatman and S.C. Culbreath, Jr. in accordance with the Nonrecourse Individual Guaranty and Pledge Agreement.


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          3.   Subordination.  Payment  of this  Note shall  be subordinated  to payment of all indebtedness for borrowed money which the Maker and the Acquired Companies now have or may hereafter incur to commercial banks or other financial
institutions  ("Senior  Lenders"),  including   any  renewals,  extensions   and
refinancings thereof  in  whole or  in  part  ("Senior Debt").    Holder  hereby
expressly acknowledges and agrees that payment of this Note is initially subordinated to payment of the Senior Debt described in that certain Loan and Security Agreement entered into on the date hereof by and between the Maker, the Acquired Companies and SouthTrust Bank of Alabama, N.A. (the "Bank"), as amended from time to time, in accordance with the terms of that certain Subordination Agreement (the "Subordination Agreement") entered into on the date hereof among Holder, Maker and the Bank. Holder agrees to execute and deliver to any other Senior Lender a subordination agreement containing substantially the same terms and conditions as those set forth in the Subordination Agreement with the Bank.
          4.   Representations and  Warranties.   Maker hereby  incorporates  by
reference and restates the representations and  warranties set forth in  Section
4.2  and  Section  4.7   of  the  Purchase  Agreement   and  agrees  that   such
representations and warranties shall survive until this Note is indefeasibly satisfied in full.
          5.   Affirmative Covenants.   Maker  agrees and covenants  that until
this Note has been paid in full Maker shall, and shall cause each of the Acquired Companies to:
          5.1  Insurance.     Maintain   insurance  with   insurance   companies
reasonably satisfactory to Holder on such of its properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, and shall file with Holder upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby, and, within ten (10) days after notice in writing from Holder shall obtain such additional insurance as Holder may reasonably request. All such policies shall name Holder as a named insured (subject to the prior claims of Senior Lenders) and provide that any losses payable thereunder shall (pursuant to loss payable clauses, in form and content acceptable to Holder, to be attached to each policy) be payable to
Holder, as its interests  may appear after  payment of the  Senior Debt.   Maker
shall  furnish  to  Holder  insurance   certificates,  in  form  and   substance
satisfactory to Holder, evidencing compliance by it with the terms of this Section and, upon the request of Holder at any time, Maker shall furnish Holder with photostatic copies of the policies required by the terms of this Section. Maker will cause each insurer under each of the policies to agree (either by endorsement upon such policy or by letter addressed to Holder) to give Holder at least thirty (30) days' prior written notice of the cancellation of such
policies in whole or  in part or the  lapse of any  coverage thereunder.   Maker
agrees that it will not take any action or fail to take any action which action or inaction would result in the invalidation of any insurance policy required hereunder. At least ten (10) days prior to the date the premiums on each such policy or policies shall become due and payable, Maker shall furnish to Holder evidence of the payment of such premiums. Maker shall furnish to Holder such evidence of insurance as Holder may require.
          5.2  Corporate  Existence;  Qualification.    Maintain  its  corporate
existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing.
          5.3  Taxes.    During  its  fiscal   year,  accrue  all  current   tax
liabilities of all kinds, all required withholding of income taxes of employees,

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all required old age  and unemployment contributions,  all required payments  to employee benefit plans, and pay the same when they become due.
          5.4  Compliance with  Laws.   Comply  with  all Requirements  of  Law,
including Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations which, if unpaid, might give rise to a Lien against its assets or properties, except claims being contested in good faith by appropriate proceedings (provided it promptly notifies Holder in writing of such contest), and against which adequate reserves
have been  set  up.   Specifically,  Maker shall  pay  when due  all  taxes  and assessments upon this Note, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein.
          5.5  Annual Financial  Statement.    Simultaneous  with  the  delivery
thereof to any Senior Lender and in any event within 120 days after the close of each fiscal year, furnish Holder with annual audited consolidated financial statements of Maker consisting of balance sheets, income statements, statements of cash flow and such other statements as Holder may reasonably request, prepared in accordance with GAAP consistently applied for the fiscal year involved and for the preceding fiscal year and certified as correct by independent certified public accountants reasonably acceptable to Holder.
          5.6 Interim Financial Statements. Within 30 days after the close of each calendar month, furnish Holder with unaudited monthly and year-to-date consolidated financial statements of Maker, consisting of balance sheets, income statements, statements of cash flow and a listing of all contingent liabilities of Maker for the periods involved and such other statements as Holder may reasonably request, prepared in accordance with GAAP applied on a basis consistent with the financial statement(s) previously furnished to Holder, taken from the books and records of Maker, and certified as correct by the Chief Financial Officer of Maker.
          5.7  Certificates:  Other Information.  Maker shall furnish to Holder:
               (a) concurrently with the delivery of the financial statements referred to in Section 5.5 ("Annual Financial Statements"), a certificate from its accountants stating that after reviewing the financial statements, the accountants do not know of any default or Event of Default by Maker under this Note;
               (b) concurrently with the delivery of the financial statements referred to in Section 5.5 and Section 5.6, a certificate from the President and
Chief  Financial  Officer   (i)  containing   computations  confirming   Maker's
compliance with Section 5.14 ("Financial Covenants"); (ii) stating that after diligent investigation, they have determined that Maker during the period has observed or performed all of its covenants in this Note, and (iii) stating that the officers do not know of any default or Event of Default by Maker under this Note; and
               (c) all other information regarding the affairs of Maker that Holder from time to time reasonably requests.
          5.8  Payments on Note  and Other Debt.   Duly and  punctually pay  the
principal and interest on this Note, and pay all other Debt currently or hereafter incurred in accordance with the terms of such Debt.
          5.9 Conduct of Business. Conduct its business as now conducted and do all things necessary to preserve, renew, and keep in full force and effect its rights, patents, permits, licenses, franchises, and trade names necessary to continue its business, and comply with all Contractual Obligations applicable to it and its business and properties.


                     -4-
          5.10 Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto and comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder.
          5.11 Notice to Holder. Promptly notify Holder of: (a) any default or Event of Default, (b) the acceleration of the maturity of any Debt or Contractual Obligation; (c) a default in the performance of, or compliance with, any Requirement of Law, Environmental Regulation or Contractual Obligation; (d) any litigation, dispute, or proceeding that is pending or known by its officers to be threatened and that might involve a claim for damages or a request for injunctive, enforcement, or other relief that, if granted, might reasonably be expected to have a material adverse effect; (e) a change in either the name or the principal place of its business or the office where its books and records are kept; (f) any change in its accounting methods, policies, or practices for financial reporting purposes or any material change in its accounting methods, policies, or practices for tax reporting purposes; and (g) a material adverse change in its business, operations, assets, property, or condition (financial or other). Each notice provided pursuant to this section shall include a statement of an officer setting forth details of the occurrence referred to in the notice and stating what action is proposed to be taken with respect to it.
          5.12 Collection of Accounts. Diligently pursue collection of all accounts receivable and other amounts due from others, including Affiliates.
          5.13 Financial Covenants. Maintain, on a consolidated basis, at all times: (a) total Tangible Net Worth of not less than $2,000,000 beginning on December 31, 1997 and increasing by $500,000 on each December 31 thereafter; (b) a ratio of Debt to Tangible Net Worth of not more than 7 to 1 from January 1, 1998 through December 31, 1998, 6 to 1 from January 1, 1999 through December 31, 1999, 5 to 1 from January 1, 2000 through December 31, 2000, 4 to 1 from January 1, 2001 through December 31, 2001; (c) Debt Service Coverage of not less than
1.4 to 1 beginning July 1, 1997; (d) a ratio of Current Assets to Current Liabilities of not less than 1 to 1 beginning July 1, 1997; and (e) Fixed Charge Coverage of not less than 1 to 1 beginning July 1, 1997; provided, however, that if at any time the Bank shall amend its covenants with Maker which correspond to those in the preceding clauses (c) and (e) to ratios more favorable to Maker than therein set forth, such clauses shall thereupon be deemed amended so as to conform with those of the Bank.
          5.14 Board Meetings. Notify Holder at least seven (7) days in advance of all meetings of the Board of Directors of Maker or the taking of any action by written consent, and permit a representative of Holder to attend such meeting or comment on the action to be taken by written consent. Maker agrees to reimburse Holder for all reasonable out-of-pocket expenses incurred by Holder in attending any Board meeting of Maker.
          6. Negative Covenants. Until this Note has been paid in full, without the prior written consent of Holder, Maker shall not, and shall cause each of the Acquired Companies not to:
          6.1 Indebtedness. Create, incur, assume, or suffer to exist any Debt or obligation for money borrowed, or guarantee, or endorse, or otherwise be or become contingently liable in connection with the obligations of any person, firm, or corporation (including any affiliate), except:
               6.1.1 Indebtedness for taxes not at the time due and payable or which are being actively contested in good faith by appropriate proceedings and against which adequate reserves have been established;


                     -5-
               6.1.2 Contingent liabilities arising out of the endorsement of negotiable instruments in the ordinary course of collection or similar transactions in the ordinary course of business;
               6.1.3 Debt, other than for borrowed money, incurred in the ordinary course of business, including that evidenced by trade promissory notes with a maturity of less than one year;
               6.1.4 Debt to third parties for purchase money borrowing incurred in connection with the purchase of capital assets used in the business not to exceed $750,000 during any fiscal year of Maker;
               6.1.5     Debt for money borrowed from Holder;
               6.1.6     Senior Debt; and
               6.1.7 Debt which is subordinated to the Note in a manner satisfactory to the Holder ("Subordinated Debt").
          6.2 Liens and Security Interests. Create, incur, assume, or suffer to exist any Liens on any of its property or assets, now owned or hereafter acquired, except:
               6.2.1 Liens for taxes not yet due or which are being contested in good faith by appropriate proceeding and against which adequate reserves have been set up (excluding any Lien imposed pursuant to any of the provisions of ERISA),
               6.2.2 Other Liens incidental to the conduct of its business or the ownership of its property and assets and created by operation of law so long as the obligations secured thereby are not past due;
               6.2.3 Purchase money Liens created to secure the indebtedness permitted by Section 6.1.4;

               6.2.4     Liens in favor of Holder; and
               6.2.5     Liens in favor of Senior Lenders.
          6.3 Dividends and Distributions. Declare any dividends on any shares of any class of its capital stock, or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Maker; provided, however, that this Section shall not preclude Maker's compliance with the terms of the Series A Preferred Stock, Warrant A and Warrant B issued to Holder pursuant to the Purchase Agreement, the SouthCoast Warrant (as defined in Warrant A and Warrant
B) or a repurchase by Maker of Excluded Shares (as defined in Warrant A and Warrant B) from employees of Maker or its Affiliates other than Messrs. George Bannon, Roger Eatman and S.C. Culbreath ("Original Shareholders").
          6.4  Affiliate Transactions.   Purchase,  acquire or  lease  property
from, or sell, transfer or lease any property to, any Affiliate, except for transactions with Envirolab, Inc., a Florida corporation, which are conducted on terms no less favorable to Borrower than are available from other sources.


                     -6-
          6.5 Loans or Advances. Make loans or advances or pay any management or similar fees to any Person.
          6.6 Capital Expenditures. Make or commit to make any capital expenditures in any fiscal year exceeding the prior fiscal year's depreciation expense, including, for purposes of such calculation, the pro forma expense which would result from any acquisition made by Maker.
          6.7 Prepayment of Debt. Prepay any Debt, except Senior Debt, Debt to Holder and permitted payments with respect to Subordinated Debt; provided, however, that this provision shall not preclude taking ordinary trade discounts on purchases made in the ordinary course of business.
          6.8  Lease  Transactions.    Enter   into  any  sale  and   lease-back
arrangement.
          6.9 Amendments. Amend any instrument evidencing a Lien other than as may be required by a Senior Lender.
          6.10 Salaries. Increase the salary and fringe benefits of any officer or director by more than 10% in any fiscal year from the amount paid in the previous fiscal year.
          6.11 Subordinated Debt. Make any payment (principal or interest) with respect to Subordinated Debt, or with respect to any Debt that would be Subordinated Debt but for the absence of a subordination agreement in effect with respect thereto, except that Borrower shall be entitled to make payments with respect to such Debt to the extent expressly permitted in any subordination agreement in effect with respect thereto, but only during such time as no default or Event of Default exists hereunder.
          6.12 Change in Business. Enter into any business which is substantially different from the business or businesses in which it is presently engaged.
          6.13 Accounts. Except as may be required or permitted by Senior Lenders, sell, assign, or discount any of its accounts, instruments, chattel paper, or any promissory notes held by it other than discount of such accounts, chattel paper, or notes in the ordinary course of business for collection.
          6.14 Subsidiaries. Acquire, form or dispose of any Subsidiaries, or permit any Subsidiary to issue capital stock except to its Owner. Maker shall maintain one hundred percent direct or indirect ownership of each Acquired Company.
     7.   Events of Default.
          Without further notice or demand, which are hereby waived, the entire unpaid principal balance of, and all interest accrued on, this Note shall, at the option of the Holder hereof, become forthwith due and payable upon the occurrence of one or more of the events of default listed below (the "Events of Default"), and, subject to the rights of any Senior Lender, Holder shall have the right to take any action and/or pursue any remedy at law or equity to collect the payments due under this Note:
               (a) the Maker or any Acquired Company fails to make a payment due hereunder within ten (10) days after the date on which such payment is due;
               (b) any representation or warranty made by the Maker herein or any Acquired Company, or in the Purchase Agreement or the Loan Documents shall prove to be false or misleading in any material respect when made;


                     -7-
               (c) the Maker or any Acquired Company defaults in the due observance or performance of any covenant, condition or agreement of the Maker or any Acquired Company contained herein or in the Purchase Agreement, or the Loan Documents which default continues without waiver or cure for thirty (30) days;
               (d) an event of default occurs and is continuing without waiver or cure under any Debt owed by Maker or any Acquired Company to Senior Lenders, including the Debt to the Bank, or under any other Debt in excess of $100,000;
               (e) if a final judgment for the payment of money in excess of $100,000 shall be rendered against the Maker or any Acquired Company which is not satisfied or stayed pending appeal for a period of thirty (30) days;
               (f) the Maker or any Acquired Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Maker or any Acquired Company bankrupt or insolvent; or any order for relief with respect to the Maker or any Acquired Company is entered under the Bankruptcy Code; or the any Acquired Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Maker or any Acquired Company, or of any substantial part of the assets of the Maker or any Acquired Company, or commences any proceeding relating to the Maker or any Acquired Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Maker or any Acquired Company and either
(A) the Maker or any Acquired Company by affirmative written act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not stayed or dismissed within sixty (60) days;
               (g) any event or transaction, including, without limitation, an issuance or sale of common shares of Maker or shares of any other class or series of capital stock of Maker or Convertible Securities that would or could result in the Original Shareholders (i) having the right to vote less than fifty-one percent (51%) of the total voting power of Maker for the election of its directors after such issuance or sale, or (ii) owning less than twenty-five percent (25%) of the total number of Maker's Fully Diluted Outstanding common shares unless Holder shall consent to such event or transaction, which consent shall not be unreasonably withheld; or
               (h) the sale, or other disposition (including disposition by merger or consolidation) of substantially all of the assets of Maker and the Acquired Companies, unless Holder shall consent to such transaction, which consent will not be unreasonably withheld.
     8. Amendment. Except as otherwise expressly provided herein and subject to the terms of the Purchase Agreement and Subordination Agreement, the provisions of this Note may be amended, modified or supplemented only by a writing signed by Maker and Holder.
     9. Cancellation. After all principal, accrued interest and additional interest, if any, at any time owed on this Note has been paid in full, this Note shall be surrendered to the Maker for cancellation and will not be reissued.
     10. Usury Laws. It is the intention of the Maker and Holder hereof to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore

                     -8-
paid, rebated to the Maker or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Maker.
     11. Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Note.
     12. Governing Law. This Note is being delivered and is intended to be performed entirely in the State of Florida and shall be construed and enforced in accordance with the laws of such state without regard to its conflict of laws principles.
     13. Waiver of Jury Trial. THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS NOTE, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR IN CONNECTION HEREWITH, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE MAKER AND THE HOLDER. THE MAKER CONFIRMS THAT THE FOREGOING WAIVER IS INFORMED AND FREELY MADE.
          IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its proper corporate officers the day and year first above written.
                    ECB, INC.

                    By:
                         -------------------------------
                    Its:
                         -------------------------------
                                 (the "Maker")

                                   EXHIBIT A

          For purposes of the above Promissory Note the following terms shall have the meanings thereafter ascribed to them:
          Affiliate--any director or officer who directly, indirectly or beneficially, owns 20% or more of the capital stock of a Person, or 20% of the voting stock or rights of a Person, or any member of the immediate family of any such officer, director, or stockholder, or any corporation or other entity which is controlled by, controls, or is under common control with a Person.
          Capitalized Lease Obligations--any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.
          Cash Capital Expenditures--expenditures made from cash or from loan proceeds for the acquisition of any fixed assets or improvements, replacements, substitutions, or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items, or otherwise.


                     -9-
          Contractual Obligation--any provision of any security issued by a Person or of any agreement, instrument, or undertaking to which such Person is a party or by which it is or any of its property is bound.
          Convertible Securities--evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, or options, warrants or other rights that are exercisable for, Common Shares that, when issued, would constitute additional common shares, either immediately or upon the occurrence of a specified date or a specified event.
          Current Assets--at any date means the amount at which all of the current assets of the Maker would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP, except that amounts due from Affiliates and Subsidiaries and investments in Affiliates and Subsidiaries shall be excluded.
          Current Liabilities--at any date means the amount at which all of the current liabilities of the Maker would be properly classified as current liabilities on a balance sheet at such date in accordance with GAAP.
          Debt--the sum of (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations, and (iii) all other items which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet of a Person as at the date as of which Debt is to be determined.
          Debt Service Coverage--a ratio in which the numerator is the sum of the net income (after provision for federal and state taxes and excluding any extraordinary income) of the Maker calculated based upon the 12-month period preceding the applicable date, plus the interest expenses of the Maker for said period, plus the sum of non-cash expenses or allowances for the Maker for such period (including amortization or write-down of intangible assets, depreciation, depletion, and deferred taxes and expenses), and the denominator is the sum of the current portion of the long-term debt and current portion of Capitalized Lease Obligations of Maker as of the applicable date, plus the interest expenses of Maker plus any payments by Maker as dividends on any shares of its capital stock for the 12-month period preceding the applicable date.
          Environmental Regulations--all federal, state, and local laws, rules, regulations, ordinances, programs, permits, guidances, orders, and consent decrees relating to the environment or to public health, safety, and environmental matters, including the Resource Conversation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the River and Harbor Act, the Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, the Oil Pollution Act of 1990, state and federal super lien and environmental cleanup programs and laws, U.S. Department of Transportation regulations laws regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks, and all similar state, federal, and local laws and regulations.
          Fixed Charge Coverage--a ratio in which the numerator is the sum of the net income of the Maker (after provision for federal and state taxes) for the 12-month period preceding the applicable date, plus the interest, lease, and rental expenses of the Maker for said period, plus the sum of non-cash expenses or allowances for such period (including amortization or write-down of intangible assets, the net addition or net decrease in the loan loss reserves for customer accounts, depreciation, depletion, and deferred taxes and expenses) and the denominator is the sum of Cash Capital Expenditures, plus the current

                    -10-
portion of the long term debt of the Maker as of the application date, plus the current portion of Capitalized Lease Obligations of the Maker as of the applicable date, plus any payments made by the Maker of dividends on any shares of its capital stock and cash expenditures of the Maker made for the redemption of any class of its capital stock during the 12-month period preceding the applicable date, plus the interest, lease, and rental expenses for the 12-month period preceding the applicable date.
          Fully Diluted Outstanding--when used with reference to common shares of Maker, at any date as of which the number of shares thereof is to be determined, all common shares outstanding at such date and the maximum number of common shares issuable in respect of Convertible Securities and options and warrants to purchase common shares or Convertible Securities outstanding on such date (whether or not the rights to convert, exchange or exercise thereunder are presently exercisable).
          GAAP--generally accepted accounting principles in the United States of America as defined by the Financial Accounting Standards Board or its successor, as in effect from time to time consistently applied.
          Governmental Authority--means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions pertaining to government.
          Lien--any interest in property (real, personal, or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including a security interest, security title or Lien arising from a security agreement, mortgage deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include covenants, conditions, restrictions, leases, and other encumbrances affecting any property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
          Loan--the credit in the original principal amount of $3,700,000 extended by Handex to ECB evidenced by this Promissory Note (and as such may be amended, supplemented, replaced, substituted, extended, renewed or otherwise modified).
          Loan Documents--this Promissory Note, the Pledge Agreement, the Corporate Guaranty and Pledge Agreement, the Nonrecourse Individual Guaranty and Pledge Agreement and each and every other instrument executed and delivered to evidence the Loan or to evidence security for the Loan and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Maker or an Acquired Company in respect to the transactions contemplated by this Promissory Note, all as the same may be amended, supplemented, replaced, substituted, extended, renewed or otherwise modified.
          Person--an individual, partnership, corporation, joint stock company, firm, land trust, business trust, unincorporated organization, limited liability company, or other business entity, or a government or agency or political subdivision thereof.
          Qualifying Public Offering--shall mean either (i) the first public offering of shares of the Maker's common stock pursuant to a registration statement filed with the Securities and Exchange Commission as a result of which the Maker receives net proceeds equal to or greater than Ten Million Dollars ($10,000,000) or (ii) any public offering of shares of common stock by the Maker or by the holders thereof after its first public offering, regardless of size.

                    -11-

          Requirement of Law--as to any Person, the articles of incorporation and bylaws or other organizational or governing documents of the Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding on the Person or any of its property or to which the Person or any of its property is subject.
          Subsidiary--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.
          Tangible Net Worth--the aggregate of the (a) par or stated value of all outstanding capital stock; (b) capital surplus; and (c) retained earnings, less (t) amounts due from Affiliates; (u) any surplus resulting from any write-up of assets subsequent to the date of this Promissory Note; (v) deferred assets (including deferred development costs) other than prepaid insurance and prepaid taxes; (w) goodwill or other amounts representing the excess of the purchase price of assets or stock over the value assigned to them on the books, (x) the book value of any patents, trademarks, trade names, copyrights, noncompete agreements, franchises, experimental expenses, and other intangible assets; (y) the amount paid for any treasury stock that is not already reflected as a reduction of the capital surplus or retained earnings accounts; and (z) any other amounts classified as intangible assets under GAAP.
88/18746AAH.CLN

















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